Exhibit 99.2

optionsXpress Holdings, Inc.

Special Meeting of Stockholders

[—], 2011

[—], Central Time

optionsXpress Holdings, Inc.

ATTN: Investor Relations

311 W. Monroe St., Suite 1000

Chicago, IL 60606

This proxy is solicited by the Board of Directors for use at the Special Meeting on [—], 2011.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint [—] and [—], and each of them individually, with full power of substitution, to vote your shares on the matters shown on the reverse side at the Special Meeting, and at all postponements and adjournments of such meeting.

See reverse for voting instructions.

XXXXXXXX

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

INTERNET – www. [—].com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time on [—]. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instructions form.

PHONE – 1-800-[—]-[—] Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. on [—]. Have your proxy card in hand when you call and then follow the instructions.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to [—].

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò Please detach here ò

The Board of Directors Recommend a Vote FOR Items 1 and 2.

1. Approval and Adoption of the Agreement and Plan of Merger, dated as of March 18, 2011, by and among optionsXpress, The Charles Schwab Corporation and Neon Acquisition Corp. and the merger contemplated by the merger agreement, as it may be amended from time to time.	☐ For	☐ Against	☐ Abstain

2. Approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes properly cast at the time of the meeting to approve and adopt the Agreement and Plan of Merger.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.